Exhibit 23(a)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oppenheimer Holdings Inc. of our report dated March 6, 2013 except for Note 20, as to which the date is March 7, 2014, relating to the financial statements, which appears in Oppenheimer Holdings Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

New York, NY

May 14, 2014